Exhibit 99.1

2858 De La Cruz Boulevard, Santa Clara CA 95050 USA

+1.408.280.7900                                            www.pdf.com

News Release

Company Contacts:
Adnan Raza	Sonia Segovia	Joe Diaz, Robert Blum, Joe Dorame
Chief Financial Officer	IR Coordinator	Lytham Partners, LLC
Tel: (408) 516-0237	Tel: (408) 938-6491	Tel: (602) 889-9700
Email: adnan.raza@pdf.com	Email: sonia.segovia@pdf.com	Email: pdfs@lythampartners.com

PDF Solutions® Reports First Quarter 2021 Results

Business Highlights

●	Total revenues of $24.2 million, up 14% over last year’s comparable quarter
●	Analytics revenue of $19.4 million, up 46% over last year’s comparable quarter
●	Analytics revenue accounted for 80% of total revenues
●	GAAP Gross Margin of 56%
●	Non-GAAP Gross Margin of 61%
●	Operating activities used $8.3 million in cash
●	Repurchase of shares of $4.5 million
●	Ended the quarter with cash, cash equivalents, and short-term investments of $132.3 million
●	For the full year, we expect Analytics revenues to grow in excess of our 20% annual target and for total revenues to approach 20% annual growth

SANTA CLARA, Calif. — Thursday, May 6, 2021 — PDF Solutions, Inc. (Nasdaq: PDFS), a leading provider of comprehensive data solutions for the semiconductor ecosystem, today announced financial results for its first quarter ended March 31, 2021.

Highlights of First Quarter 2021 Financial Results

Total revenues for the first quarter of 2021 were $24.2 million, compared to $22.4 million for the fourth quarter of 2020 and $21.2 million for the first quarter of 2020. Analytics revenue for the first quarter of 2021 was $19.4 million, compared to $14.5 million for the fourth quarter of 2020 and $13.3 million for the first quarter of 2020. Integrated Yield Ramp revenue for the first quarter of 2021 was $4.8 million, compared to $7.9 million for both the fourth and the first quarter of 2020.

GAAP gross margin for the first quarter of 2021 was 56%, compared to 56% for the fourth quarter of 2020 and 60% for the first quarter of 2020.

Non-GAAP gross margin for the first quarter of 2021 was 61%, compared to 61% for the fourth quarter of 2020 and 65% for the fourth quarter of 2020.

On a GAAP basis, net loss for the first quarter of 2021 was $7.6 million, or ($0.21) per basic and diluted share, compared to a net loss of $33.4 million, or ($0.91) per basic and diluted share, for the fourth quarter of 2020, and compared to a net loss of $0.5 million, or ($0.02) per basic and diluted share, for the first quarter of 2020.

Non-GAAP net loss for the first quarter of 2021 was $1.9 million, or ($0.05) per diluted share, compared to a net loss of $1.3 million, or ($0.03) per diluted share, for the fourth quarter of 2020, and compared to net loss of $0.1 million, or ($0.00) per diluted share, for the first quarter of 2020.

Cash, cash equivalents and short-term investments at March 31, 2021, were $132.3 million, compared to $145.3 million at December 31, 2020, a decrease of $13.0 million. Cash used in operating activities was $8.3 million and repurchases of shares for $4.5 million during the three months ended March 31, 2021.

Conference Call

As previously announced, PDF Solutions will discuss these results on a live conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today. The call will be simultaneously webcast on PDF Solutions’ website at http://ir.pdf.com/webcasts. A replay of the webcast will be available at the same website address beginning approximately two hours after completion of the live call. A copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the comparable GAAP measures, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will also be available on PDF Solutions’ website at http://www.pdf.com/press-releases following the date of this release.

First Quarter 2021 Financial Commentary Available Online

A Management Report reviewing the Company’s first quarter 2021 financial results will be furnished to the Securities and Exchange Commission on Form 8-K and published on the Company’s website at http://ir.pdf.com/financial-reports. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Information Regarding Use of Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), PDF Solutions also provides certain non-GAAP financial measures. Non-GAAP gross margin excludes stock-based compensation expense and the amortization of acquired technology. Non-GAAP net loss excludes the effects of non-recurring items (including expenses related to an arbitration proceeding for a disputed contract with a customer), acquisition-related costs, write-down in value of property and equipment, stock-based compensation expense, amortization of acquired technology and other acquired intangible assets, and their related income tax effects, as applicable, as well as adjustments for the non-cash portion of income taxes, tax impact of the CARES Act and valuation allowance for deferred tax assets. These non-GAAP financial measures are used by management internally to measure the Company’s profitability and performance. PDF Solutions’ management believes that these non-GAAP measures provide useful supplemental information to investors regarding the Company’s ongoing operations in light of the fact that none of these categories of expense has a current effect on the future uses of cash (with the exception of certain non-recurring items and acquisition-related costs) nor do they impact the generation of current or future revenues. These non-GAAP results should not be considered an alternative to, or a substitute for, GAAP financial information, and may differ from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income or loss as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. Since management uses these non-GAAP financial measures internally to measure profitability and performance, PDF Solutions has included these non-GAAP measures to give investors an opportunity to see the Company’s financial results as viewed by management. A reconciliation of the comparable GAAP financial measures to the non-GAAP financial measures is provided at the end of the Company’s financial statements presented below.

Forward-Looking Statements

The press release and the planned conference call may include forward-looking statements regarding the Company’s future expected business performance and financial results, including expectations for analytics and total revenues, that are subject to future events and circumstances. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: customers’ production volumes under contracts that provide Gainshare royalties, cost and schedule of new product development; continued adoption of the Company’s solutions by new and existing customers; project milestones or delays and performance criteria achieved; the provision of technology and services prior to the execution of a final contract; the continuing impact of the coronavirus (COVID-19) on the semiconductor industry and on the Company’s operations or demand for the Company’s products; the time required of the Company’s executive management for, and the expenses related to, as well as the success of the Company’s strategic growth opportunities and partnerships, including its partnership with Advantest Corporation; our ability to successfully integrate the acquired businesses and technologies; and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Reports on Form 10-K, most recently filed for the year ended December 31, 2020, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in the conference call are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.

About PDF Solutions

PDF Solutions (NASDAQ: PDFS) provides comprehensive data solutions designed to empower organizations across the semiconductor ecosystem to improve the yield and quality of their products and operational efficiency for increased profitability. The company’s products and services are used by Fortune 500 companies across the semiconductor ecosystem to achieve smart manufacturing goals by connecting and controlling equipment, collecting data generated during manufacturing and test operations, and performing advanced analytics and machine learning to enable profitable, high-volume manufacturing.

Founded in 1991, PDF Solutions is headquartered in Santa Clara, California, with operations across Europe and Asia. The company (directly or through one or more subsidiaries) is an active member of SEMI, INEMI, TPCA, IPC, the OPC Foundation, and DMDII. For the latest news and information about PDF Solutions or to find office locations, visit http://www.pdf.com/.

PDF Solutions and the PDF Solutions logo are trademarks or registered trademarks of PDF Solutions, Inc. or its subsidiaries.

PDF SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$74,287	$30,315
Short-term investments	57,999	114,981
Accounts receivable, net	34,785	34,140
Prepaid expenses and other current assets	11,375	13,944
Total current assets	178,446	193,380
Property and equipment, net	38,147	39,242
Operating lease right-of-use assets, net	6,171	6,672
Goodwill	15,305	15,774
Intangible assets, net	23,724	24,573
Deferred tax assets, net	198	249
Other non-current assets	9,140	7,690
Total assets	$271,131	$287,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$967	$4,399
Accrued compensation and related benefits	6,204	8,339
Accrued and other current liabilities	8,271	6,309
Operating lease liabilities ‒ current portion	1,742	1,926
Deferred revenues ‒ current portion	17,578	19,895
Billings in excess of recognized revenues	339	1,337
Total current liabilities	35,101	42,205
Long-term income taxes payable	2,911	2,956
Non-current operating lease liabilities	6,151	6,516
Other non-current liabilities	1,715	1,397
Total liabilities	45,878	53,074

Stockholders’ equity:
Common stock and additional paid-in-capital	412,037	407,179
Treasury stock at cost	(102,201)	(96,215)
Accumulated deficit	(83,830)	(76,233)
Accumulated other comprehensive loss	(753)	(225)
Total stockholders’ equity	225,253	234,506
Total liabilities and stockholders’ equity	$271,131	$287,580

PDF SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In thousands, except per share amounts)

	Three months ended
	March 31,	December 31,	March 31,
	2021 (1)	2020 (1)	2020

Revenues:
Analytics	$19,393	$14,466	$13,248
Integrated yield ramp	4,807	7,901	7,910
Total revenues	24,200	22,367	21,158

Costs and Expenses:
Costs of revenues	10,663	9,839	8,487
Research and development	10,841	9,981	8,590
Selling, general and administrative	9,464	8,625	7,895
Amortization of other acquired intangible assets	314	220	173
Interest and other expense (income), net	(441)	738	20
Loss before income taxes	(6,641)	(7,036)	(4,007)
Income tax expense (benefit)	956	26,413	(3,479)
Net loss	$(7,597)	$(33,449)	$(528)

Net loss per share, basic and diluted	$(0.21)	$(0.91)	$(0.02)

Weighted average common shares used to calculate net loss per share, basic and diluted	36,974	36,727	32,703

______________________

(1)	Analytics revenue includes revenue from Cimetrix Incorporated, a wholly owned subsidiary acquired by the Company in December 2020.

PDF Solutions® Reports First Quarter 2021 Results

PDF SOLUTIONS, INC.
RECONCILIATION OF GAAP GROSS MARGIN TO NON-GAAP GROSS MARGIN (UNAUDITED) (In thousands)

	Three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
GAAP
Total revenues	$24,200	$22,367	$21,158
Costs of revenues	10,663	9,839	8,487
GAAP gross profit	$13,537	$12,528	$12,671
GAAP gross margin	56%	56%	60%

Non-GAAP
GAAP gross profit	$13,537	$12,528	$12,671
Adjustments to reconcile GAAP to non-GAAP gross margin:
Stock-based compensation expense	652	872	909
Amortization of acquired technology	535	274	144
Non-GAAP gross profit	$14,727	$13,674	$13,724
Non-GAAP gross margin	61%	61%	65%

PDF Solutions® Reports First Quarter 2021 Results

PDF SOLUTIONS, INC. RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (UNAUDITED) (In thousands, except per share amounts)

	Three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
GAAP net loss	$(7,597)	$(33,449)	$(528)
Adjustments to reconcile GAAP net loss to non-GAAP net loss:
Stock-based compensation expense	3,369	2,987	3,368
Amortization of acquired technology	535	274	144
Amortization of other acquired intangible assets	314	220	173
Expenses of arbitration (1)	295	268	101
Acquisition-related costs (2)	—	752	—
Write-down in value of property and equipment	—	179	—
Tax impact of reconciling items (3)	—	1,931	(1,143)
Tax impact of the CARES Act (4)	—	1,099	(2,261)
Tax impact of valuation allowance for deferred tax assets (5)	1,166	24,471	—
Non-GAAP net loss	$(1,918)	$(1,268)	$(146)

GAAP net loss per diluted share	$(0.21)	$(0.91)	$(0.02)
Non-GAAP net loss per diluted share	$(0.05)	$(0.03)	$(0.00)

Shares used in net loss per diluted share calculation	36,974	36,727	32,703

______________________

(1)	Represents the expenses related to an arbitration proceeding over a disputed customer contract, which expenses are expected to continue until the arbitration is resolved.

(2)	Represents transaction expenses related to the acquisition of Cimetrix Incorporated in the fourth quarter of 2020.

(3)

Tax impact of reconciling items for the fourth quarter of 2020 pertains to the reversal of prior quarters’ tax impact due to a full valuation allowance recognized against the U.S. deferred tax assets (DTA) on a GAAP basis. The above reconciling items do not have any tax expense or benefit on a GAAP basis for the year ended December 31, 2020 due to the full valuation allowance offsetting any tax impact from reconciling items.

(4)

The Company recognized a discrete tax benefit recognized from the carryback of net operating losses (NOLs) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted in March 2020. Due to the full valuation allowance against U.S. DTA recognized in the fourth quarter of 2020, there is no tax benefit from the released tax attributes. The Company does not have any NOLs on a non-GAAP basis and, therefore, it did not recognize this discrete tax benefit in calculating its non-GAAP tax expense and net loss.

(5)

The Company's GAAP tax expense is higher year-to-date compared to the non-GAAP tax expense, primarily due to the GAAP full U.S. federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense is not calculated with a full US federal or state valuation allowance due to recent cumulative profit on a non-GAAP basis. Each reporting period, management evaluates the need for a valuation allowance and may place a valuation allowance against its US net deferred tax assets (DTA) on a non-GAAP basis if it concludes it is more likely than not that it will not be able to utilize some or all of its US DTAs on a non-GAAP basis.